Exhibit 99
BOB EVANS FARMS ANNOUNCES OCTOBER SAME-STORE SALES
COLUMBUS, Ohio — Nov. 6, 2007 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced same-store sales results for the fiscal 2008 month of October (period 6), which consists of the five weeks ended Friday, Oct. 26, 2007.
October same-store sales at Bob Evans Restaurants decreased 1.9 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 1.8 percent. Same-store sales increased 0.7 percent for the second quarter and 1.9 percent for the year to date (see table below).
October same-store sales at Mimi’s Café decreased 0.8 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 3.7 percent. Same-store sales decreased 1.5 percent for the second quarter and 1.1 percent for the year to date (see table below).
The company calculated its October same-store sales results based on the 538 Bob Evans Restaurants and 92 Mimi’s Cafés that were open at the end of the month and for the full 12 months in both fiscal 2006 and 2007.
Chairman and Chief Executive Officer Steve Davis said, “Despite a softer-than-expected October performance, we posted our fifth consecutive quarter of positive same-store sales at Bob Evans Restaurants, and our year-to-date comparable sales performance has exceeded our guidance of 1 percent. We believe our new Deep-Dish Dinners, which we introduced at Bob Evans Restaurants last week, will drive traffic to our restaurants this fall.
“While many of our competitors in casual dining are rolling over negative comparable sales, Mimi’s Café is facing positive comps in this challenging consumer environment. However, we have seen improvement since rolling out the fall seasonal menu in October, and we are optimistic that November’s “Thanksgiving To-Go Feast” promotion will once again drive sales during the Thanksgiving holiday period.
“Offsetting the second-quarter earnings impact from the recent comparable sales declines in our restaurant business has been an aggressive effort to manage expenses and drive productivity throughout the organization. Also benefiting the second quarter was a better-than-expected performance in our food products business, including strong sales, a shift in timing of advertising expenses and an unanticipated drop in hog prices.”

SAME-STORE SALES	August 2007	September 2007	October 2007	FY 2008 2Q	FY 2008 YTD

Bob Evans Restaurants	4.3%	0.4%	-1.9%	0.7%	1.9%

Mimi’s Cafe	-1.9%	-2.0%	-0.8%	-1.5%	-1.1%

Second-Quarter Earnings Release and Conference Call
The company will release its second-quarter earnings after 4 p.m. (ET) on Monday, Nov. 12, and will hold its second-quarter conference call at 10 a.m. (ET) on Tuesday, Nov. 13. The dial-in number is (800) 690-3108, access code 9403639. To access the simultaneous webcast, go to www.bobevans.com and click on Investors.
A fact sheet will be posted on the company’s Web site after 4 p.m. (ET) on Monday, Nov. 12, 2007, in conjunction with the earnings release.
The conference call will be available for replay beginning one hour after the call on Tuesday, Nov. 13, 2007, for 48 hours, by calling (877) 519-4471, access code: 9403639. The webcast will also be available on www.bobevans.com.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter ended Oct. 26, 2007, Bob Evans owned and operated 579 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 118 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

Contacts:	Donald J. Radkoski David D. Poplar	(614) 492-4901 (614) 492-4954
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,

•	Failure to achieve and maintain positive same-store sales,

•	Changing business and/or economic conditions, including energy costs,

•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,

•	Changes in the cost or availability of acceptable new restaurant sites,

•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,

•	Adverse weather conditions in locations where we operate our restaurants,

•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,

•	Consumer acceptance of our restaurant concepts in new geographic areas, and

•	Changes in hog and other commodity costs.
There is also the risk that we may incorrectly analyze these risks or that the strategies developed by us to address them will be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.